Exhibit 10.1

September 19, 2006

Triangle USA Petroleum Corporation
Suite 1110, 521- 3rd Avenue S.W.
Calgary, Alberta T2P 3T3

Attention: Mr. Ron Hietala

Re:	Letter Exploration Participation Agreement dated September 12, 2006 Arkansas, USA

The following shall evidence the agreement reached between Kerogen Resources Inc. (herein referred to as the “Kerogen”) and Triangle USA Corporation (herein referred to as “Triangle”) with respect to the following:

Triangle commits to participate for a 50% Working Interest in the joint exploration and development of the prospects contained herein:

Commitment:

Triangle shall have the right to acquire 50% of Kerogen’s land position, approximately 17,000 acres, upon execution of this agreement. In addition, Triangle will participate in two 3-D seismic programs, on a 50/50 basis, in order to evaluate these lands. Triangle agrees to carry a portion of Kerogen’s working interest in the land and seismic programs, as described below. Triangle agrees to pay a promoted cost for land and seismic up to $9,609,039 after which the costs shall be shared 50/50.

Upon completion of the seismic interpretation, Kerogen and Triangle shall jointly participate in two net test wells per area on or before December 31, 2007. Triangle agrees to carry a portion of Kerogen’s working interest in the test wells as described below. Triangle agrees to pay a promoted cost for the test wells up to $3,266,340 after which the costs shall be shared 50/50.

All of the land, seismic and test well costs are subject to the Carried Interest described below.

Carried Interest:

In addition to Triangle’s 50% share of the costs, Triangle will carry a proportional share of Kerogen’s costs for the land, seismic, drilling and completing of the commitment wells, up to the total capital commitment listed below, being equal to 16.6666% for a total commitment of 66.6666%. Any costs incurred above the capital commitment listed below shall be shared 50/50.

Total Capital Commitment:

Prospect	Land and Seismic Costs	Commitment Well Costs	Total Cost
Arkansas Area 1	$4,076,259	$3,266,340	$7,342,599
Arkansas Area 2	$5,532,780	$3,266,340	$8,799,120
Total	$9,609,039	$6,532,680	$16,141,719

Interest Earned:

By paying its proportionate share of the land and seismic costs, as well as participating in the test wells, Triangle will earn an undivided 50% of Kerogen’s interest in each prospect. Upon earning, Kerogen will assign 50% of its interest in all the leases contained within each prospect.

Area of Mutual Interest:

Kerogen and Triangle hereby establish an area of mutual interest (“AMI”) for each prospect for a term of three years. If at any time during the term of the AMI either party acquires an interest within the AMI, such acquiring party shall make available 50% of such acquired interest to the other party.

Failure to Drill Commitment Wells:

If Kerogen fails to commence the drilling of any commitment well on or before December 31, 2007 the prospect will no longer be subject to this agreement. Kerogen will tender assignment of 50% interest in the leases for no additional cost and Triangle will have full right of ownership as if all commitment wells had been drilled.

Additional Terms:

All other terms are to be agreed between the parties using Kerogen’s standard Joint Operating Agreements.

Yours truly,

KEROGEN RESOURCES INC.

“Thomas G. Harris”

Thomas G. Harris
President

ACCEPTED AND AGREED TO THIS 19th DAY OF SEPTEMBER, 2006

“Ron Hietala”

Ron Hietala
President
Triangle USA Petroleum Corporation